Exhibit 4.1

FERRO CORPORATION

7.875% SENIOR NOTES DUE 2018

SECOND SUPPLEMENTAL INDENTURE

Dated as of July 31, 2014

WILMINGTON TRUST, NATIONAL ASSOCIATION (SUCCESSOR BY MERGER TO

WILMINGTON TRUST FSB)

Trustee

This SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of July 31, 2014, by and between Ferro Corporation, an Ohio corporation (the “Company”) and Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), as trustee (the “Trustee”), under the Indenture (as defined below). Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Indenture.

WITNESSETH:

WHEREAS, the Company has heretofore executed and delivered to the Trustee the Indenture, dated August 24, 2010 (the “Base Indenture”), between the Company and the Trustee as supplemented by the First Supplemental Indenture, dated August 24, 2010, between the Company and the Trustee (the “First Supplemental Indenture,” together with the Base Indenture, the “Indenture”), providing for the issuance by the Company of 7.875% Senior Notes due 2018 (the “Notes”);

WHEREAS, the Company has offered to purchase for cash any and all outstanding Notes (the “Tender Offer”);

WHEREAS, in connection with the Tender Offer, the Company has requested that Holders deliver their consents to, among other modifications, eliminate substantially all of the restrictive covenants and certain events of default and related provisions contained in the Indenture;

WHEREAS, Section 9.02 of the First Supplemental Indenture provides that the Company and the Trustee may amend or supplement the Indenture and the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes);

WHEREAS, the Holders of at least a majority in aggregate principal amount of the outstanding Notes have duly consented to the proposed modifications set forth in this Second Supplemental Indenture in accordance with Section 9.02 of the First Supplemental Indenture;

WHEREAS, the Company has heretofore delivered, or is delivering contemporaneously herewith, to the Trustee (i) a request of the Company accompanied by a copy of resolutions of the Board of Directors of the Company authorizing the execution of this Second Supplemental Indenture, (ii) evidence of the written consent of the Holders set forth in the immediately preceding paragraph and (iii) the Officers’ Certificate and the Opinion of Counsel described in Sections 9.02, 7.02 and 12.04 of the First Supplemental Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Second Supplemental Indenture and to make this Second Supplemental Indenture legal, valid and binding have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Second Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE ONE

AMENDMENTS

Section 1.01 Amendments.

(a) The Indenture is hereby amended by deleting the following Sections of Article 4 of the First Supplemental Indenture and all references thereto and obligations thereunder: 4.03, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16, 4.17 and 4.19, in each case in its entirety, and replacing each such Section with the following: “Intentionally omitted.”

(b) The Indenture is hereby amended by deleting Sections 6.01(3), 6.01(4), 6.01(5), 6.01(6) and 6.01(7) of the First Supplemental Indenture and all references thereto and obligations thereunder, in each case in its entirety, and replacing such Sections with the following: “Intentionally omitted.”

(c) The Indenture is hereby amended by deleting the phrase “or any of its Restricted Subsidiaries that is a Significant Subsidiary” or similar language in Sections 6.01(8) and 6.01(9) of the First Supplemental Indenture and all references thereto and obligations thereunder.

(d) None of the Company, the Trustee or other parties to or beneficiaries of the Indenture shall have any rights, obligations or liabilities under such Sections and such Sections shall not be considered in determining whether an Event of Default has occurred or whether the Company has observed, performed or complied with the provisions of the Indenture.

Section 1.02 Amendment of Definitions. The Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references would be eliminated as a result of the amendments of the Indenture pursuant to Section 1.01 hereof.

ARTICLE TWO

MISCELLANEOUS

Section 2.01 Effect of Supplemental Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all of the terms of the Indenture shall remain and continue in full force and effect. From and after the date of this Second Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Second Supplemental Indenture.

Section 2.02 Effectiveness. The provisions of this Second Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Second Supplemental Indenture shall become operative only upon the purchase by the Company of at least a majority in principal amount of the outstanding Notes pursuant to the Tender Offer. If such purchase shall not occur, the amendments to the Indenture effective by this Second Supplemental Indenture shall be deemed to be revoked retroactively to the date hereof.

Section 2.03 Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 2.04 Successors. All agreements of the Company in this Second Supplemental Indenture and the Notes will bind its successors. All agreements of the Trustee in this Second Supplemental Indenture will bind its successors.

Section 2.05 Severability. In case any provision in this Second Supplemental Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 2.06 Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Second Supplemental Indenture becomes operative in substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Company, with a notation as follows:

“Effective as of July 31, 2014, certain restrictive covenants of the Company and certain of the Events of Default have been eliminated or limited, as provided in the Second Supplemental Indenture, dated as of July 31, 2014. Reference is hereby made to said Second Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

Section 2.07 Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

Section 2.08 No Adverse Interpretation of Other Agreements. This Second Supplemental Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Second Supplemental Indenture.

Section 2.09 Effects of Headings. The Headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Second Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 2.10 Counterpart Originals. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

[Signatures on following page]

SIGNATURES

Dated as of July 31, 2014

Ferro Corporation

By:	/s/ John T. Bingle
Name:	John T. Bingle
Title:	Treasurer

Wilmington Trust, National Association, as trustee

By:	/s/ Jane Schweiger
Name:	Jane Schweiger
Title:	Vice President